EXHIBIT 5.1

September 30, 2009

Black Tusk Minerals Inc.

7425 Arbutus Street

Vancouver, British Columbia V6P 5T2

Re: Registration Statement on Form S-1 as filed September 30, 2009

Ladies and Gentlemen:

We have acted as counsel to Black Tusk Minerals Inc., a Nevada corporation (the “Company”), in connection with a Registration Statement on Form S-1 (the “Registration Statement”), as filed on September 30, 2009, relating to the resale by certain shareholders of the Company named in the Registration Statement (the “Selling Security Holders”) of up to 7,000,000 shares of common stock of the Company, par value $0.001 per share (the “Shares”), issued to the Selling Security Holders.

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials. We have also assumed that the Shares will be sold as described in the Registration Statement.

Based on the foregoing, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

This opinion relates solely to the corporate laws of the State of Nevada set forth in Title 7, Chapter 78 of the Nevada Revised Statutes. We express no opinion as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm in the Prospectus constituting part of the Registration Statement.

Sincerely,

DORSEY & WHITNEY LLP

KGS/SPG